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THIS AGREEMENT is made as of the 16th day of August 1999

BETWEEN

(1) BARCLAY BRYDON LIMITED, a company registered in England (registered number 3445941) ("BB") at 201 Chapel Street, Manchester M3 5EQ, and

(2) TELTRAN INTERNATIONAL GROUP, LIMITED, a Delaware Corporation ("Teltran") at One Penn Plaza, New York, New York

Operative Provisions

1.  Sale

    BB agrees to sell or to procure the sale with full title guarantee and Teltran agrees to purchase the equipment ("the Equipment") all of which is utilized to conduct the business of Channelnet Ltd. ("Channelnet") and Atlantic Communications Corporation, Ltd. ("Atlantic") which constitutes all the equipment previously used by the respective business. A brief detail of the Equipment is set out in the Schedule which is presently incomplete. The Equipment will become the property of Teltran when Teltran has paid the consideration set out in clause 2 in full. The sale and purchase of any of the Equipment is conditional upon the sale and purchase of all the Equipment.

2.  Price and Payment

    The consideration for the Equipment shall be three hundred and thirty thousand pounds (pounds 330,000) exclusive of VAT.

Teltran will pay the consideration to BB (or as it may direct) as follows:

    2.1 in 18 equal monthly instalments of (pounds 18,333.33) the first payment to be made on September 16, 1999 and the final payment to be made on February 16, 2001

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          provided that Teltran may pay the outstanding balance in full at any time on or before February 16, 2001.

In addition, this Agreement shall terminate if Teltran does not acquire Channelnet.

Moreover,

3.  Delivery

    BB will procure that the Equipment is available at, or delivered to Exchange House immediately upon completion of this Agreement.

4.  Warranties

    4.1 In addition to the warranty set forth in paragraph 1, BB warrants that it has title to the Equipment and is able to transfer such title to Teltran in accordance with the terms of this Agreement, and that the Equipment as set forth above is suitable for use in the businesses of its former subsidiary companies Channelnet and Atlantic ("the Subsidiaries") as conducted at the date of this Agreement.

    4.2 BB undertakes to procure forthwith any license, approval or other consent required from any third party to complete the transfer of the Equipment to Teltran and for this use of such Equipment by Teltran or the Subsidiaries, and will indemnify and keep indemnified Teltran and the Subsidiaries against any and all liabilities, costs, claims, expenses, awards, damages, demands and losses which they may incur as a result of or in connection with any failure by

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          BB to obtain any such license, approval or other consent. Any support agreements related to the Equipment shall also be assigned.

    4.3 BB will use its best endeavours to transfer forthwith the benefit of any guarantee, condition or warranty which may have been given by the manufacturer of the Equipment or otherwise implied in favour of BB to Teltran and to the extent that the same is not so transferred to hold the same on trust for Teltran.

5.  Teltran's obligations

Teltran agrees that for period from completion of this Agreement to the date that the purchase price is paid in full in accordance with clause 2 as follows:

    5.1 to use the Equipment strictly in accordance with its current user instructions and not without the prior written permission of BB (such permission not to be unreasonably withheld or delayed), to interfere with, adjust, modify or misuse it in any way, and to maintain the Equipment in accordance with all written recommendations of the relevant manufacturer/supplier provided to Teltran;

    5.2 not without the prior written permission of BB (such permission not to be unreasonably withheld or delayed) to remove the Equipment from the address to which the Equipment was delivered pursuant to clause 3, provided if the location of the business address of Channelnet or Atlantic changes, the Equipment may be removed to such location;

    5.3 not to sell, mortgage or charge the Equipment by way of security or allow the Equipment to become subject to a lien or other encumbrance other than a lien or encumbrance created or granted by BB; and

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7.  General

    7.1 Any notices to be given under this Agreement shall be in writing and shall be delivered by hand or sent by registered airmail post to the party concerned at the address set out in this Agreement or any such other address as may have been notified in writing by the relevant party. Any such notice shall be deemed to have been received by the addressee, if delivered by hand, upon delivery and, if posted, on the fourth working day following the date of posting.

    7.2 Teltran may assign its rights or obligations under this Agreement provided Teltran shall remain liable hereunder. BB may not assign its rights or any obligations under this Agreement but may assign its rights under this Agreement provided that BB shall provide that such assignee agrees that such rights are subject always to Teltran's rights (including right of set off) under this Agreement.

    7.3 This Agreement shall be governed in all respects by English Law and all disputes arising in any way out of or affecting this Agreement shall be subject to the non-exclusive jurisdiction of the English courts.

    7.4 Notwithstanding completion each of the obligations, warranties, indemnities, agreements and undertakings contained in this Agreement shall except in so far as full performed at completion, continue in full force and effect.

    7.5 This Agreement may be executed in any number of counterparts by the different parties hereto or on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall constitute one and the same instrument.

    7.6 None of the rights of Teltran arising out of this Agreement shall be varied or restricted by the giving of any time or other indulgence to any person but shall only be affected by a specific waiver or release by Teltran and any such waiver

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          or release shall be specific to the matters to which it relates, shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.


BARCLAY BRYDON LIMITED


By: /s/ Michael Thompson
    --------------------------
    Michael Thompson, Director


TELTRAN INTERNATIONAL GROUP, INC.


By: /s/ Byron Lerner
    -----------------------------
    Byron Lerner, President